UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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      SEC FILE NUMBER
         33-2310-D
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                                   FORM 12b-25
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       CUSIP NUMBER
       92658Y 10 7
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                           NOTIFICATION OF LATE FILING

(Check One)   [ ]Form 10-K and Form 10-KSB  [ ]Form 20-F  [ ]  Form 11-K
              [X]Form 10-Q and Form 10-QSB  [ ] Form N-SAR

               For Period Ended: April 30, 2001

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended:____________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:      N/A

                                     PART I

                             REGISTRANT INFORMATION

Full Name of Registrant:                      Videolocity International, Inc.

Former Name if Applicable:                    N/A

Address of Principal Executive Office
Street and Number:                            1762-A Prospector Drive
City, State and Zip Code:                     Park City, Utah 84060



                                     PART II

                             RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons described in reasonable detail in
                  Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report, semi-annual report,
                  transition report on Form 10-K, Form 20-F, 11-K,
                  Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The accountant's statement or other exhibit required by
                  RULE 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

         The Registrant is unable to file its Quarterly Report on Form 10-QSB for the quarter ended April 30, 2001 by the prescribed due date because the review of the Registrant's financial statements was only recently completed and the Registrant is unable to incorporate such financial statements and related information in the Form 10-QSB report, and to otherwise finalize such report for filing, by its due date.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            D.T. Norman             (801)              230-0839
         ----------------------   ---------        ----------------
                (Name)           (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

         If the answer is no, identify report(s).  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Videolocity International, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


     Date:  June 14, 2001              By:   /s/ Larry R. McNeill
                                             -----------------------
                                             Name:  Larry R. McNeill
                                             Title: Vice President and
                                                    Chief Financial Officer

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